2006 BASE SALARY AND OTHER COMPENSATION

FOR NAMED EXECUTIVE OFFICERS

Named Executive Officer	Annual Base Salary	Cash Bonus*	Shares of Restricted Stock*
Kenneth U. Kuk	$488,000	$68,000	14,000
Scott H. DeLong III	$298,000	$42,000	6,000
Stanley D. Johnson	$300,000	$31,000	6,500
Paul P. Moore	$361,000	$56,000	7,000
Paul F. Kraemer	$361,000	$56,000	7,000

* 2005 fiscal year annual incentive paid in 2006